Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2013

HOUSTON, May 3, 2013 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $39.8 million, or $0.98 per diluted share for the three months ended March 31, 2013, versus net income of $28.8 million, or $0.71 per diluted share for the first quarter of 2012. The first quarter 2013 results were favorably impacted by an after-tax foreign exchange gain of $4.1 million, or $0.10 per diluted share, as compared to an after-tax foreign exchange loss of $1.7 million, or $0.04 per diluted share during the first quarter of 2012. The first quarter 2013 results also include a $1.2 million, or $0.03 per diluted share, research and development tax credit resulting from the “American Taxpayer Relief Act of 2012.” Total revenues were $193.2 million during the quarter ended March 31, 2013 compared to $177.1 million for the same period in 2012, an increase of $16.1 million or approximately 9.1%. The increase in revenues resulted from increased product revenues of $10.8 million and increased service revenues of $5.3 million.

In addition, the Company announced that its backlog at March 31, 2013 was approximately $1,022 million, compared to its March 31, 2012 backlog of approximately $701 million and its December 31, 2012 backlog of approximately $881 million. Based on current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for the quarter ending June 30, 2013 to approximate $0.80 to $0.90. The Company also announced that its full-year 2013 earnings are anticipated to be in the range of $3.40 to $3.60, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2013	2012
Revenues	$193,155	$177,124
Cost and expenses:
Cost of sales	116,328	107,050
Selling, general and administrative	15,629	20,432
Engineering and product development	9,021	9,610

	140,978	137,092

Operating income	52,177	40,032
Interest income	116	103
Interest expense	(14)	(5)

Income before income taxes	52,279	40,130
Income tax provision	12,437	11,333

Net income	$39,842	$28,797

Diluted earnings per share	$0.98	$0.71

Weighted average shares–diluted	40,713	40,411

Depreciation and amortization	$7,001	$6,058

Capital expenditures	$12,070	$13,867